EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-183455) on Form S-8 of Tile Shop Holdings, Inc. of our report dated June 29, 2012, relating to our audit of the consolidated financial statements of Tile Shop Holdings, Inc. and Subsidiaries’ (formerly known as The Tile Shop LLC and Subsidiary) for the year ended December 31, 2010, which appears in this Annual Report on Form 10-K of Tile Shop Holdings, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP

Minneapolis, Minnesota

March 18, 2013